LITHIUM EXPLORATION GROUP.

 CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

     I, Alexander Walsh, Chief Executive Officer of Lithium Exploration Group, Inc. , a Nevada corporation (hereinafter called the "Corporation"), pursuant to the provisions of Section 78.1955of the Nevada General Corporation Law, hereby make this Certificate of Designation under the corporate seal of the Corporation and hereby state and certifies that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, the Board of Directors duly adopted the following resolutions on October 25, 2012:

               RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Company’s Articles of Incorporation, the Board hereby authorizes the designation of Twenty Million (20,000,000) shares of a new series of preferred stock entitled Series A Convertible Preferred Stock (the “Series A Preferred Shares”) with which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

(1) Reserved.

(2) Conversion of Series A Preferred Shares. Beginning one year from the date such shares are issued to a holder, a holder of Series A Preferred Shares (collectively, the "Holders" and each a "Holder") shall have the right, at such Holder's option, to convert the Series A Preferred Shares into shares of the Company's class A common stock, par value $0.001 per share (the "Common Stock") (as converted, the "Conversion Shares"), on the following terms and conditions:

(a) Conversion Right. Subject to the terms and conditions contained herein, each Series A Preferred Share shall be convertible at the option of the Holder thereof, at any time beginning one year from the date such shares are issued to the Holder into fully paid, validly issued and nonassessable shares of Common Stock, on the basis of one shares of Common Stock for each share of Preferred that is converted (subject to adjustment in the event of stock splits or stock dividends) .

(b) Par value. The Series A Preferred Shares shall have a par value of $.001 per share.

(c) For purposes of this Certificate of Designations, the following term shall have the following meanings:

     "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(d) Reserved.

(i) Dividends and Distributions. Holders of Series A Preferred Shares will be entitled to cash dividends as declared by the Board of Directors on the Common Stock on an as-converted basis with the Common Stock. If the Company shall declare or pay to the holders of the Common Stock a dividend or other distribution payable in shares of Common Stock or any other security convertible into or exchangeable for shares of Common Stock, each Holder shall be entitled to receive the number of shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock, as applicable, which such Holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution as if the Series A Preferred Shares then held by such Holder had been immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution.

(ii) Reserved.

(iii) Reserved.

(iv) Reserved.

(v) Reserved.

(vii) Other Dilutive Events. In case any event shall occur as to which the provisions of this Section 2(d) are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the Holder in accordance with the essential intent and principles of this Section 2(d), then, in each such case, the Board of Directors of the Company shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to preserve, without dilution, the conversion rights represented by this Section 2.

(viii)No Dilution or Impairment. The Company shall not, by amendment of its articles of incorporation or through any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders against dilution or other impairment. Without limiting the generality of the foregoing, the Company (A) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock, free from all taxes, liens, security interests, encumbrances, preemptive rights and charges on the conversion of the Series A Preferred Shares, (B) shall not take any action which results in any adjustment of the number of shares of Common Stock issuable upon conversion of Series A Preferred Shares if the total number of shares of Common Stock issuable after the action upon the conversion of the Series A Preferred Shares would exceed the total number of shares of Common Stock then authorized by the Company's articles of incorporation and available for the purpose of issue upon such exercise, (C) shall not permit the par value of any shares of stock receivable upon the conversion of the Series A Preferred Shares to exceed the amount payable therefor upon such exercise, and (D) shall not issue any capital stock of any class which, as to the Holders, is preferred as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding-up.

(ix) Notices. (A) Reserved.

(B) The Company will give written notice to each Holder with respect to any matter on which holders of Common Stock are entitled to written notice on an-converted basis with the Common Stock.

(C) Reserved.

(x) Reserved.

(e) Mechanics of Conversion. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 4 below:

(i) Holder's Delivery Requirements. To convert Series A Preferred Shares into full shares of Common Stock on any date (the "Conversion Date"), the Holder thereof shall (A) deliver by courier or transmit by facsimile, for receipt on or prior to 4:00 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), to the Company or its designated transfer agent (the "Transfer Agent"), and (B) if required by Section 2(e)(vi), surrender to a common carrier for delivery to the Company or the Transfer Agent as soon as practicable following such date, the original certificates representing the Series A Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

(ii) Company's Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall (A) as soon as practicable, but in no event later than within two (2) Business Days, send, via facsimile or e-mail, a confirmation of receipt of such Conversion Notice (the "Receipt Confirmation") to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before three (3) business days following the date of receipt by the Company of such Conversion Notice, the Company or the Transfer Agent (as applicable) shall (1) if such shares shall not require any restrictive legend and the Transfer Agent is a participant in and the Common Stock is eligible for transfer pursuant to the Depository Trust Company’s Automated Securities Transfer Program, credit such number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, or (2) if such shares shall require a restrictive legend, the Transfer Agent is not a participant in or the Common Stock is not eligible for transfer pursuant to the Depository Trust Company’s Automated Securities Transfer Program, or upon the Holder's request, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Series A Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Series A Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three Business Days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Series A Preferred Shares not converted.

(iii) Reserved.

(iv) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Shares shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Conversion Date.

(v) Company's Failure to Timely Convert. If the Company shall fail (other than as a result of the situations described in Section 4(a) with respect to which the Holder has elected, and the Company has satisfied its obligations under, one of the options set forth in subparagraphs (i) through (v) of Section 4(a)) to issue to a Holder on a timely basis as described in this Section 2(e), a certificate for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Series A Preferred Shares, the Company shall pay damages to such Holder equal to the greater of (A) actual damages incurred by such Holder as a result of such Holder's needing to "buy in" shares of Common Stock to satisfy its securities delivery requirements ("Buy In Actual Damages") and (B) if the Company fails to deliver such certificates within five days after the last possible date which the Company could have issued such Common Stock to such Holder without violating this Section 2(e), on each date such conversion is not timely effected, in an amount equal to 1% of the product of (I) the number of shares of Common Stock not issued to the Holder on a timely basis and to which such Holder is entitled and (II) the Closing Price of the Common Stock on the last possible date which the Company could have issued such Common Stock to such Holder without violating this Section 2(e).

(vi) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of the Series A Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Series A Preferred Shares to the Company unless the full number of Series A Preferred Shares represented by the certificate are being converted. The Holder and the Company shall maintain records showing the number of Series A Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Series A Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, the Conversion Notices and the Receipt Confirmations shall be controlling and determinative (in the absence of manifest error) in establishing the number of Series A Preferred Shares to which the record holder is entitled. Notwithstanding the foregoing, if Series A Preferred Shares represented by a certificate are converted as aforesaid, the Holder may not transfer the certificate representing the Series A Preferred Shares unless the holder first physically surrenders the certificate representing the Series A Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new certificate of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Series A Preferred Shares represented by such certificate. The Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series A Preferred Shares, the number of Series A Preferred Shares represented by such certificate may be less than the number of Series A Preferred Shares stated on the face thereof.

(vii) Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (DWAC) system.

(f) Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Series A Preferred Share by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

(g) Taxes. The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series A Preferred Shares.

(3) Treatment in the Event of Major Transaction.

(a) Treatment.

In the event of a Major Transaction (as defined in Section 3(b) below), Series A Preferred Shares will be treated (on an as-converted basis) in all respects as Common Stock

(b) "Major Transaction". A "Major Transaction" means the occurrence at such time of any of the following events:

(i) the consolidation or merger of the Company with or into another Person whereby the Company is not the surviving entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or pursuant to a merger after which the holders of the Company's outstanding capital stock immediately prior to the merger own a number of shares of the resulting company's outstanding capital stock sufficient to elect a majority of the resulting company's board of directors);

(ii) the sale, transfer, lease, disposal or abandonment (whether in one transaction or in a series of transactions) of all or substantially all of the Company's assets (other than a sale or transfer to an entity controlling, controlled by or under common control with the Company); or

(iii) a purchase, tender or exchange offer for more than 50% of the outstanding shares of Common Stock or other voting securities of the Company is made and accepted by the holders thereof.

(c) Reserved.

(4) Inability to Fully Convert. If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, or (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, including without limitation the OTC-BB or Pink Sheets, from issuing all of the Common Stock which is to be issued to a Holder pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such Holder's Conversion Notice and pursuant to Section 2(e) above.

(b) Reserved

(c) Reserved.

(d) Pro-rata Conversion. In the event the Company receives a Conversion Notice from more than one Holder on the same day and the Company can convert some, but not all, of the Series A Preferred Shares pursuant to this Section 4, the Company shall convert from each Holder electing to have Series A Preferred Shares converted at such time an amount equal to such Holder's pro rata amount (based on the number of Series A Preferred Shares held by such Holder relative to the number of Series A Preferred Shares outstanding) of all Series A Preferred Shares being converted at such time.

(5) Reissuance of Certificates. In the event of a conversion pursuant to this Certificate of Designations of less than all of the Series A Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly, after receipt of the original Preferred Stock Certificate, cause to be issued and delivered to the Holder of such Series A Preferred Shares a preferred stock certificate representing the remaining Series A Preferred Shares which have not been so converted.

(6) Reservation of Shares. The Company shall, so long as any of the Series A Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Shares then outstanding.

(7) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Series A Preferred Shares will be treated (on an as-converted basis) in all respects as Common Stock.

(8) Reserved.

(9) Reserved.

(10) Voting Rights and Related Matters.

 (a) Each Holder of the outstanding Series A Preferred Shares shall have the right to vote with the Common Stock on any matters that the holders of the Common Stock are entitled to vote, on an as-converted basis.

(b) The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares shall be required for any change to this Certificate of Designations or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Shares.

(11) Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series A Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such Series A Preferred Shares into Common Stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 25th day of October, 2012.

/s/ Alexander Walsh
Name: Alexander Walsh
Title: Chief Executive Officer

EXHIBIT I

LITHIUM EXPLORAITON GROUP, INC.
CONVERSION NOTICE

Reference is made to the Certificate of the Designations, Preferences, Rights and Privileges of the Series A Preferred Shares pursuant to the Nevada Business General Corporation Law (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock (the "Series A Preferred Shares"), of Lithium Exploration Group, Inc., a Nevada corporation (the "Company"), indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Series A Preferred Shares specified below as of the date specified below.

Date of Conversion:
Number of Series A
Preferred Shares to be converted:
Stock certificate no(s). of Series A Preferred
Shares to be converted:
Please confirm the following information:
Number of shares of Common Stock
to be issued:

Please issue and deliver the Common Stock into which the Series A Preferred Shares are being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Title:

Dated: